Exhibit 99.1

SilverBox Corp IV Announces the Separate Trading of Its Class A Ordinary
Shares and Warrants, Commencing on October 7, 2024

Austin, Texas, October 4, 2024 – SilverBox Corp IV (the “Company”) today announced that, commencing on October 7, 2024, holders of the units (the “Units”) sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares (the “Ordinary Shares”) and warrants (the “Warrants”) included in the Units.

The Ordinary Shares and Warrants received from the separated Units will trade on the New York Stock Exchange (“NYSE”) under the symbols “SBXD” and “SBXD WS”, respectively. Units that are not separated will continue to trade on NYSE under the symbol “SBXD.U”. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into Ordinary Shares and Warrants.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination in any business or industry but intends to focus its search on a target business in an industry where it believes the expertise of its management team will provide it with a competitive advantage in completing a successful initial business combination.

The Units were initially offered by the Company in an underwritten offering. Santander US Capital Markets, LLC acted as sole book-running manager of the offering. Copies of the prospectus relating to the offering may be obtained from Santander US Capital Markets LLC, by email at equity-syndicate@santander.us, or by telephone at 833-818-1602.

The registration statement relating to the securities became effective on August 15, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Bryce Tobias

SilverBox Capital LLC

Phone: (310) 924-2111

Email: bt@sbcap.com

Website: www.sbcap.com